UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):   October 26, 2005

Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4C Cedar Brook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a material definitive agreement.

        On October 26, 2005, we entered into two-year employment agreements with Carl Spana, Ph.D., to serve as our Chief Executive Officer and President, Stephen T. Wills, to serve as our Executive Vice President of Operations and Chief Financial Officer, and Shubh D. Sharma, Ph.D., to serve as Vice President and Chief Technical Officer. The agreements provide for initial base salaries of $350,000 for Dr. Spana, $285,000 for Mr. Wills and $201,900 for Dr. Sharma. The compensation committee, with approval of the board of directors, can increase each employee's annual base salary but not decrease it. The agreements also provide for:

•	annual bonus compensation, in an amount to be decided by the compensation committee and approved by the board, based on achievement of yearly objectives;

•	participation in all benefit programs that we establish, to the extent the employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate; and

•	coverage under our directors’ and officers’ liablity insurance policy, to the same extent as our other officers.

        We may terminate an agreement immediately for “cause,” as defined in the agreement. Each officer may terminate his agreement immediately for “good reason,” as defined in the agreement, or within twelve months following a change of control of the company, as defined in the agreement.

        If we terminate an agreement other than for “cause,” or if an officer terminates his agreement for “good reason,” we will pay him severance pay at the salary then in effect, for the longer of the duration of the employment agreement then in effect or 24 months in the case of Dr. Spana, 18 months in the case of Mr. Wills, or 9 months in the case of Dr. Sharma. In addition, the Company would provide Dr. Spana or Mr. Wills with continued medical and dental benefits then in effect for up to 18 months.

        In the event of a termination following a change in control, the agreements provide for a lump sum payment of two times the salary then in effect to Dr. Spana, a lump sum payment of one and one-half times the salary then in effect to Mr. Wills and severance pay at the salary then in effect for 9 months to Dr. Sharma, as well as immediate vesting of all stock options, payment of up to $25,000 in fees and expenses incurred in locating other employment and reimbursement for certain taxes related to such payments, if applicable. In addition, the Company would provide Dr. Spana, Mr. Wills or Dr. Sharma with continued medical and dental benefits then in effect for up to 18 months, 18 months and 9 months, respectively.

        The agreements include non-competition, non-solicitation and confidentiality covenants.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PALATIN TECHNOLOGIES, INC.

Date: November 1, 2005	By: /s/ Stephen T. Wills Stephen T. Wills, CPA, MST Executive Vice President of Operations and Chief Financial Officer